News Release

First Solar Announces Departure of Jens Meyerhoff
Jim Brown Appointed President of Utility Systems Business Group
TEMPE, Ariz., Aug. 16, 2011 - First Solar, Inc. (NASDAQ: FSLR) today announced that Jens Meyerhoff, President of the Utility Systems Business Group (USBG) and former Chief Financial Officer (CFO), will be leaving the company effective Sept. 30, 2011. James Brown, currently Senior Vice President of Utility Systems Business Sales, will succeed Meyerhoff, reporting to Rob Gillette, CEO of First Solar. In addition, Frank DeRosa will assume an expanded role in USBG as Senior Vice President of Business Development for the Americas, reporting to Brown.
"Jens has been an instrumental part of our growth, both as CFO and leading the Utility Systems business. He has always been equally passionate about both our business success and our long-term vision to build sustainable solar markets. We thank Jens for his dedication and wish him the best," said Gillette. "Jim is an experienced leader with a proven track record who has been deeply involved in the creation and execution of our USBG strategy, so we are confident the transition will be seamless."
“Over the past five and a half years I had the privilege to be part of building the leading franchise in the PV solar industry. I am very proud of what we have achieved, not only financially, but also in building the foundation for a sustainable global market for solar power," said Meyerhoff. “With the full integration of our past acquisitions, the formation of a world-class Utility Systems team with a strong leader like Jim stepping up, as well as the completion of major project milestones such as the sale of Agua Caliente and the construction start of Desert Sunlight, First Solar is well-positioned for the future. The company has now reached a size and scale that allows me to step back and self-reflect before deciding my next step in life."
Meyerhoff joined First Solar in May 2006 as CFO and led First Solar through the transformation from private to publicly traded company through its initial public stock offering in November 2006. Meyerhoff led the creation of First Solar's Utility Systems business and was appointed President of the Utility Systems Business Group in July 2010.
James Brown joined First Solar in 2008 as Vice President, Project Finance, and has been involved in project finance and business development during his tenure. He currently is responsible for leading the wholesale systems sales business in the Americas and Asia-Pacific and has been instrumental in financing and selling First Solar's self-developed portfolio of projects aggregating over 1.8 GW. Prior to joining First Solar, Brown worked for approximately 20 years in banking covering project and structured finance for the energy and industrial sectors. He earned a B.S. degree from the United States Military Academy at West Point and was a Captain in the U.S. Army where he was a helicopter pilot and commanded an Air Cavalry troop.
In his new role, Frank DeRosa will add Business Development and Sales to his Project Development responsibilities in USBG for the Americas. DeRosa joined First Solar in 2010 as Senior Vice President of Project Development when First Solar acquired NextLight Renewable Power, where he was founder and CEO. Prior to that, DeRosa worked for 23 years at Pacific Gas & Electric Company in both the regulated and unregulated business units, including running PG&E's RPS procurement program and the independent power plant subsidiary's development activities. He earned a B.S. degree from Boston University and a Masters in Public Policy from Harvard University's Kennedy School of Government.

About First Solar, Inc.
First Solar manufactures solar modules with an advanced semiconductor technology, and is a premier provider of comprehensive photovoltaic (PV) system solutions. The company is delivering an economically viable alternative to fossil-fuel generation today. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating value-driven renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts
First Solar-USA
Ted Meyer or Alan Bernheimer
+1 (602) 414-9361
media@firstsolar.com

First Solar-Europe
Brandon Mitchener
+49 (0) 6131 1443-399
media-emea@firstsolar.com

First Solar-Germany
Sebastian Fasbender
+49 (0) 3020 88942-30
media-germany@firstsolar.com

First Solar Investors
Larry Polizzotto
+1 (602) 414-9315
LPolizzotto@firstsolar.com